Exhibit 99.6

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW, SUITE 840

WASHINGTON, DC 20036

(202) 467-6862 • FAX (202) 467-6963

October 18, 2007

Confidential

Mr. Jeffrey J. Calabrese

President and Chief Executive Officer

Century Bank

1640 Snow Road

Parma, Ohio 44134

Dear Jeff:

At the request of Jim Fleischer, I am delighted with the opportunity to become reacquainted with you and Century Bank through assisting you with the preparation of a regulatory business plan. For many years, a regular part of the professional services we have provided to financial institutions is preparing business plans under the direction of our clients. When a mutual-to-stock conversion is being considered, the submission of a business plan to the OTS is a standard requirement. Typically, the business plan will receive a thorough review by your region.

The business plan is a confidential document when submitted to the OTS and comprises a relatively lengthy report. The most important part of the document is a detailed set of financial projections extending over a three-year period. The projections are prepared on a quarterly basis for both the balance sheet and income statement. The projections will provide significant detail as to the components of assets and liabilities that you intend to generate. Another important factor pertains to the growth rates that will be presented for the components of the balance sheet.

For you consideration, I am forwarding a proposed engagement letter for this assignment. In typical fashion, we work on a fixed fee with respect to the business plan that will initially will be submitted to the OTS. In speaking with Jim, I understand that in addition to a mutual-to-stock conversion, Century is contemplating an acquisition transaction to take place at the time of conversion. Given this extra dimension, which will require a variety of increased analytics and model projections, I am proposing a fee somewhat above our normal fee of about $35,000. I believe this is a fair fee quote for you.

Jeff, after you have had the opportunity to review my proposal, I would like to discuss with you how we develop and prepare a regulatory business plan. Feldman Financial looks forward to working with you on this very important project.

Sincerely,

/s/ Trent R. Feldman
Trent R. Feldman
President

Enclosures

cc: James Fleischer, Esq.

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW, SUITE 840

WASHINGTON, DC 20036

(202) 467-6862 • FAX (202) 467-6963

October 18, 2007

Confidential

Board of Directors

Century Bank

1640 Snow Road

Parma, Ohio 44134

Members of the Board:

This letter agreement (“Agreement”) describes the terms under which Feldman Financial Advisors, Inc. (“Feldman Financial”) will assist Century Bank (“Century”) with the business plan (“Business Plan”) to be submitted to regulators in conjunction with its parent holding company’s initial public offering. The services we will provide and our fees for this proposal are explained in this Agreement.

Description of Engagement

Under Century’s direction, we will prepare the narrative text to be submitted in support of the Business Plan. We will prepare demographic, economic, or geographic data needed for the Business Plan. We also will provide the required pro forma financial projections for the Business Plan. Feldman Financial will provide necessary Business Plan work product with respect to a potential acquisition currently under consideration. Our preparation of the Business Plan will be based on information Century provides to us regarding Century’s future business. After submission of the Business Plan and, as part of our services under this Agreement, we will be available to provide additional services in relation to the Business Plan, including assisting with preparation of your responses to questions or comments from the regulators while the regulators evaluate the Business Plan. Century will be responsible for final approval of the Business Plan and other information before submission to applicable regulators.

Fees and Expenses

Our professional fee for assisting with the development and submission of the Business Plan will be $45,000, payable in two installments: (i) $10,000 retainer fee due upon acceptance and execution of this Agreement; (ii) $35,000 due upon delivery to Century of the final Business Plan that is to be submitted to the applicable regulators. If, after submission of the Business Plan, further services are required of Feldman Financial by Century with respect to the Business Plan, Feldman Financial will perform such services at our hourly rates that correspond

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Century Bank

October 18, 2007

to the attached fee schedule. This work, if required, will be capped at $5,000. In addition, we will invoice you for actual out-of-pocket expenses for data purchases, document reproduction, express mail, messenger, travel, and other costs incurred in connection with providing the professional consulting services under this Agreement.

Termination

Century may terminate this Agreement at any time by providing notice of such termination to Feldman Financial. The “Termination Date” shall be either: (i) the date oral notice of such termination is provided to Feldman Financial, as long as written notice is received within three business days thereafter, or (ii) if oral notice is not provided, the date Feldman Financial receives the written notice of termination.

In the event of termination prior to submission of the Business Plan, Century will pay Feldman Financial for all time incurred in preparing the Business Plan through the Termination Date at an hourly rate that corresponds with the aforementioned fee schedule. Such charges shall not exceed $45,000. In addition, Century will pay Feldman Financial for all expenses incurred through the Termination Date.

Financial Information and Confidentiality

Century will use its best efforts to assure Feldman Financial that Century will provide such information as Feldman Financial may reasonably request to prepare the Business Plan. Century acknowledges that in performing services hereunder, Feldman Financial will be relying on the information furnished by Century, and Century further acknowledges that Feldman Financial will not independently verify the accuracy and completeness of such information.

Century agrees that the intended use of the Business Plan is only for submission with the appropriate regulatory authorities and for other internal purposes. Century will not use the product of Feldman Financial’s services under this Agreement in any other manner, including references within a proxy statement or offering prospectus, without the express written consent of Feldman Financial.

Feldman Financial agrees to hold in confidence all information Century provides pursuant to this Agreement, other than information which is or becomes publicly available, unless such disclosure is approved by Century or otherwise required by law. Similarly, Century agrees to hold in confidence all information provided by Feldman Financial pursuant to this Agreement, other than information that is or becomes publicly available, unless such disclosure is approved by Feldman Financial or otherwise required by law.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Century Bank

October 18, 2007

Sole Terms of Agreement

This Agreement embodies the sole terms of agreement between Century and Feldman Financial with respect to the engagement of Feldman Financial to prepare the Business Plan. This Agreement can be modified only if such modification is stated in writing and signed by both Century and Feldman Financial.

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To indicate your acceptance of the terms in this Agreement, please sign below and return one original of this letter to me with a check for $10,000, such payment to be credited as the retainer fee.

Sincerely,

Feldman Financial Advisors, Inc.

/s/ Trent R. Feldman
Trent R. Feldman
President

Attachment

AGREED TO AND ACCEPTED BY:

CENTURY BANK

Name:

Title:

Date:

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW, SUITE 840

WASHINGTON, DC 20036

(202) 467-6862 • FAX (202) 467-6963

SCHEDULE OF PROFESSIONAL FEES AND EXPENSES

PROFESSIONAL FEES

Feldman Financial Advisors, Inc.’s hourly billing rates for professional services are shown below. Actual time expended for depositions and courtroom testimony is billed at twice the stated hourly rate.

Title	Hourly Rate
President	$325

Principal	$275

Director	$275

Senior Vice President	$275

Vice President	$200

Research staff	$100

REIMBURSABLE EXPENSES

Out-of-pocket expenses (including, but not limited to, transportation, lodging and meals, express and regular mail, document delivery services, purchase of data or reference materials, color photocopying, and telephone/fax) are billed without mark-up. The charge for in-house duplication of documents is $0.20 per page.

SAMPLE BANK	BUSINESS PLAN

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SAMPLE BANK	BUSINESS PLAN

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SAMPLE BANK	BUSINESS PLAN

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